__________

SHARE PURCHASE OPTION AGREEMENT

Among:

ADAM PIOTR WOJCIK

And:

TROOPER TECHNOLOGIES INC.

And:

STREAM COMMUNICATIONS LTD.

Trooper Technologies Inc.
Commerce Place, P.O. Box 20
Suite 1020, 400 Burrard Street
Vancouver, British Columbia, V6C 3A6

__________

SHARE PURCHASE OPTION AGREEMENT

THIS SHARE PURCHASE OPTION AGREEMENT is dated and made for reference effective as of the 31 day of May, 2000 (the "Execution Date").

AMONG:

ADAM PIOTR WOJCIK, Businessperson, having an address for notice and delivery located at ul. Strzelcow 17/69, 31-422 Krakow, Poland

(the "Optionor");

OF THE FIRST PART

AND:

TROOPER TECHNOLOGIES INC., a company duly incorporated under the laws of the Province of British Columbia and having an address for notice and delivery and its Registered and Records offices for the Province of British Columbia located at Suite 2550, 555 West Hastings Street, Vancouver, British Columbia, V6B 4N5

(the "Optionee");

OF THE SECOND PART

AND:

stream communications ltd., a company duly incorporated under the laws of Poland and having an address for notice and delivery located at Al. 29 Listopada 130, 31-406 Krakow, Poland

(the "Company");

OF THE THIRD PART

(the Optionor, the Optionee and the Company being hereinafter singularly also referred to as a "Party" and collectively referred to as the "Parties" as the context so requires);

WHEREAS:

A. The Company is a body corporate subsisting under and registered pursuant to the laws of Poland, and the Company is in the business of and plans to become a leading cable and Internet multi-media services operator and provider in selected urban concentrations of Poland;

B. The Optionee is presently the largest single shareholder of Company and is in the midst of providing the Company with such equity and/or secured debt financing as the Optionee may determine, from time to time, and in its sole and absolute discretion, in order to assist the Company in reaching its present business objectives (collectively, the "Financing");

C. The Optionor is the legal and beneficial owner of a ten percent (10%) interest in and to the issued and outstanding share capital of the Company (collectively, the "Optioned Shares");

D. The Parties hereto hereby acknowledge and agreed that, as the largest single shareholder of the Company, and as result of the Optionee's ongoing and proposed Financing of the Company, the Optionee may, in the future and from time to time, and in its sole and absolute discretion, consider the sale, transfer and/or assignment of its interests in and to the Company to an arm's length third party purchaser (the "Purchaser") and, as a result of which, the Optionee may, and again in its sole and absolute discretion, consider it prudent to attempt to negotiate and sell, transfer and/or assign to any such Purchaser all of the issued and outstanding shares in the capital of the Company (any such proposed sale of all of the issued and outstanding shares of the Company being a "Sale" herein) as a result thereof; and

E. As a result of and in consideration of the Optionee's ongoing and proposed Financing and corresponding development of the Company, and in recognition of the Optionee's prudent expertise in determining whether any such proposed Sale would be in the best interests of all of the shareholders of the Company, in order to facilitate any such proposed Sale, and on such terms and conditions as may be determined by the Optionee from time to time, and again in the Optionee's sole and absolute discretion, the Optionor has hereby agreed to grant an option (the "Option") to the Optionee to either sell, transfer and/or assign all of the Optioned Shares to any Purchaser in connection with any such proposed Sale and upon the general terms and conditions as set forth in this agreement (the "Agreement");

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual promises, covenants and agreements herein contained, THE PARTIES HERETO COVENANT AND AGREE WITH EACH OTHER as follows:

Article 1
DEFINITIONS

1.1 Definitions. For the purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the following words and phrases shall have the following meanings:

(a) "Agreement" means this Share Purchase Option Agreement as entered into among the Optionor, the Optionee and the Company herein, together with any amendments thereto and any schedules as attached thereto;

(b) "Arbitration Act" has the meaning ascribed to it in section "13.3" hereinbelow;

(c) "Board of Directors" means the Board of Directors of the Optionee as duly constituted from time to time;

(d) "Closing" has the meaning ascribed to it in section "6.1" hereinbelow;

(e) "Closing Date" has the meaning ascribed to it in section "6.1" hereinbelow;

(f) "Company" means Stream Communications Ltd., a company duly incorporated pursuant to the laws of Poland, or any successor company, however formed, whether as a result of merger, amalgamation or other action, together with the Company's respective successors and permitted assigns as the context so requires;

(g) "Confidential Information" has the meaning ascribed to it in section "10.1" hereinbelow;

(h) "Defaulting Party" and "Non-Defaulting Party" have the meanings ascribed to them in section "14.1" hereinbelow;

(i) "Effective Date" means the date of acceptance for filing of all of the transactions contemplated by this Agreement, together with any proposed Sale, by the Regulatory Authorities;

(j) "Escrow Agent" means such mutually agreeable escrow agent as may be selected by the Parties hereto prior to the Effective Date and who agrees to be bound by the terms and conditions of this Agreement;

(k) "Exchange" means the Canadian Venture Exchange;

(l) "Execution Date" means the actual date of the complete execution of this Agreement and any amendment thereto as set forth on the front page hereof;

(m) "Financing" has the meaning ascribed to it in recital "B" hereinabove;

(n) "Indemnified Party" and "Indemnified Parties" have the meanings ascribed to them in section "15.1" hereinbelow;

(o) "Option" has the meaning ascribed to it in recital "E" hereinabove as effected in the manner as set forth in Article "2" hereinbelow;

(p) "Optioned Shares" has the meaning ascribed to it in recital "C." hereinabove;

(q) "Optioned Shares' Documentation" means any and all records and documentation relating to the Optioned Shares which are in the possession or control of the Optionor and/or the Company;

(r) "Optionee" means Trooper Technologies Inc., a company duly incorporated pursuant to the laws of the Province of British Columbia, or any successor company, however formed, whether as a result of merger, amalgamation or other action, together with the Optionee's respective successors and permitted assigns as the context so requires;

(s) "Optionor" means Adam Piotr Wojcik, together with the Optionor's successors and permitted assigns as the context so requires;

(t) "Option Price" has the meaning ascribed to it in section "2.2" hereinbelow;

(u) "Parties" or "Party" means, respectively, the Optionor, the Optionee and/or the Company hereto, as the case may be, together with each of the Party's respective successors and permitted assigns as the context so requires;

(v) "person" or "persons" means an individual, corporation, partnership, party, trust, fund, association and any other organized group of persons and the personal or other legal representative of a person to whom the context can apply according to law;

(w) "Purchaser" has the meaning ascribed to it in recital "D" hereinabove;

(x) "Regulatory Approval" means the acceptance for filing of the transactions contemplated by this Agreement, together with any proposed Sale, by the Regulatory Authorities;

(y) "Regulatory Authorities" means the Exchange and such other regulatory bodies and agencies who have jurisdiction over the affairs of any of the Parties hereto including, without limitation, all Regulatory Authorities from whom any such authorization, approval or other action is required to be obtained or to be made in connection with the transactions contemplated by this Agreement together with any proposed Sale;

(z) "Sale" has the meaning ascribed to it in recital "D" hereinabove;

(aa) "Subject Removal Date" has the meaning ascribed to it in section "5.1" hereinbelow;

(ab) "Subsidiary" means any company or companies of which more than 50% of the outstanding shares carrying votes at all times (provided that the ownership of such shares confers the right at all times to elect at least a majority of the board of directors of such company or companies) are for the time being owned by or held for a company and/or any other company in like relation to the company, and includes any company in like relation to the subsidiary; and

(ac) "Transfer Documents" has the meaning ascribed to it in section "7.2" hereinbelow.

1.2 Interpretation. For the purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires,:

(a) the words "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, section or other subdivision of this Agreement;

(b) the headings are for convenience only and do not form a part of this Agreement nor are they intended to interpret, define or limit the scope or extent of this or any provision of this Agreement;

(c) any reference to an entity shall include and shall be deemed to be a reference to any entity that is a permitted successor to such entity; and

(d) words in the singular include the plural and words in the masculine gender include the feminine and neuter genders, and vice versa.

Article 2
GRANT, MAINTENANCE, EXERCISE AND TERMINATION OF THE OPTION

2.1 Grant of the Option. Subject to the terms and conditions hereof and based upon the representations, warranties and covenants contained in Articles "3" and "4" hereinbelow and the prior satisfaction of the conditions precedent which are set forth in Article "5" hereinbelow, the Optionor hereby agrees to give and grant to the Optionee the sole and exclusive right and option (again the "Option") to either sell, transfer and/or assign all of Optionor's right, title and interest in and to the Optioned Shares to any proposed Purchaser and in connection with any proposed Sale, at the Closing Date, on the terms and subject to the conditions contained in this Agreement, and, in order to maintain the Option in good standing and in full force and effect, the Optionee hereby agrees to exercise the Option on or before the Closing Date (which period in time is herein also referred to as the "Option Period") for the Option Price to be negotiated in accordance with section "2.2" hereinbelow, and, in consideration therefor, the Optionor does hereby undertake for the Optionor and for the Optionor's agents and advisors that they will not until either the Closing Date or the termination of this Agreement approach other potential optionees, make, invite, entertain or accept any offer for the sale of any of the Optioned Shares or disclose any of the terms of this Agreement without the Optionee's prior written consent.

2.2 Consideration for and Maintenance of the Option. In order to keep the right and Option granted to the Optionee in respect of the Optioned Shares in good standing and in force and effect during the Option Period the Optionee shall be obligated to ensure that, in connection with any proposed Sale, the terms and conditions of any such proposed Sale provide that the Optionor shall receive, in consideration of the Optionor's within agreement to either sell, transfer and/or assign all of the Optioned Shares to any proposed Purchaser in connection with any such proposed Sale, an aggregate of one percent (1.0%) of all Sale proceeds to all then shareholders of the Company in conjunction with the closing of any such proposed Sale to a Purchaser (the "Option Price").

2.3 Termination of the Option. The Option shall immediately terminate if the Optionee fails to negotiate any proposed Sale which provides for the payment and/or issuance of the required Option Price to order and direction of the Optionor within the Option Period and in the manner as set forth in section "2.2" hereinabove.

2.4 No interest in the Optioned Shares. If the Option is so terminated in accordance with section "2.3" hereinabove the Optionee shall have no interest whatsoever in and to the Option and, correspondingly, no authority whatsoever to continue to deal with any interest in and to the Optioned Shares in connection with any proposed Sale.

2.5 Deemed Exercise of the Option. At such time as the Optionee has completed negotiations for any proposed Sale which provides for the payment and/or issuance of the required Option Price to order and direction of the Optionor within the Option Period and in the manner as set forth in section "2.2" hereinabove then the Option shall be deemed to have been exercised by the Optionee, and the Optionee shall have thereby, in accordance with the terms and conditions of this Agreement and without any further act required on its behalf, acquired the exclusive right to either sell, transfer and/or assign all of the Optionor's right, title and interest in and to the Optioned Shares to the proposed Purchaser and in connection with the proposed Sale.

Article 3
REPRESENTATIONS, WARRANTIES AND COVENANTS
BY THE OPTIONOR AND THE COMPANY

3.1 General Representations and Warranties by each of the Optionor and the Company. In order to induce the Optionee to enter into and consummate this Agreement, each of the Optionor and the Company hereby represents and warrants to the Optionee, with the intent that the Optionee will rely thereon in entering into this Agreement and in concluding the transactions contemplated herein, that, to the best of the knowledge, information and belief of each of the Optionor and the Company, after having made due inquiry:

(a) if a corporation, it is duly incorporated under the laws of its respective jurisdiction of incorporation and is validly existing and in good standing with respect to all statutory filings required by the applicable corporate laws;

(b) it is qualified to do business in those jurisdictions where it is necessary to fulfill its obligations under this Agreement and it has the full power and authority to enter into this Agreement, and any agreement or instrument referred to or contemplated by this Agreement, and to fulfill its respective obligations under this Agreement;

(c) the execution and delivery of this Agreement and the agreements contemplated hereby have been duly authorized by all necessary action, corporate or otherwise, on its respective part;

(d) except for Regulatory Approval of this Agreement by the appropriate Regulatory Authorities, there are no other consents, approvals or conditions precedent to the performance of this Agreement and any Sale which have not been obtained;

(e) this Agreement constitutes a legal, valid and binding obligation of it enforceable against it in accordance with its terms, except as enforcement may be limited by laws of general application affecting the rights of creditors;

(f) no proceedings are pending for, and it is unaware of, any basis for the institution of any proceedings leading to its respective dissolution or winding up, or the placing of it in bankruptcy or subject to any other laws governing the affairs of insolvent companies;

(g) the making of this Agreement and the completion of the transactions contemplated hereby and the performance of and compliance with the terms hereof does not and will not:

(i) if a corporation, conflict with or result in a breach of or violate any of the terms, conditions or provisions of its respective incorporation documents;

(ii) conflict with or result in a breach of or violate any of the terms, conditions or provisions of any law, judgment, order, injunction, decree, regulation or ruling of any court or governmental authority, domestic or foreign, to which it is subject, or constitute or result in a default under any agreement, contract or commitment to which it is a party;

(iii) give to any party the right of termination, cancellation or acceleration in or with respect to any agreement, contract or commitment to which it is a party;

(iv) give to any government or governmental authority, or any municipality or any subdivision thereof, including any governmental department, commission, bureau, board or administration agency, any right of termination, cancellation or suspension of, or constitute a breach of or result in a default under, any permit, license, control or authority issued to it which is necessary or desirable in connection with the conduct and operations of its respective business and the ownership or leasing of its respective business assets; or

(v) constitute a default by it, or any event which, with the giving of notice or lapse of time or both, might constitute an event of default, under any agreement, contract, indenture or other instrument relating to any indebtedness of it which would give any party to that agreement, contract, indenture or other instrument the right to accelerate the maturity for the payment of any amount payable under that agreement, contract, indenture or other instrument; and

(h) neither this Agreement nor any other document, certificate or statement furnished to the Optionee by or on behalf of the Optionor or the Company in connection with the transactions contemplated hereby knowingly or negligently contains any untrue or incomplete statement of material fact or omits to state a material fact necessary in order to make the statements therein not misleading which would likely affect the decision of the Optionee to enter into this Agreement.

3.2 Representations and Warranties by the Optionor respecting the Optioned Shares. In order to induce the Optionee to enter into and consummate this Agreement, the Optionor hereby also represents and warrants to the Optionee, with the intent that the Optionee will also rely thereon in entering into this Agreement and in concluding the transactions contemplated herein, that, to the best of the knowledge, information and belief of the Optionor, after having made due inquiry:

(a) the Optionor has good and marketable title to and is the legal and beneficial owners of all of the Optioned Shares;

(b) the Optionor has the power and capacity to own and dispose of the Optioned Shares;

(c) there are no actions, suits, proceedings or investigations (whether or not purportedly against or on behalf of the Optionor or the Company), pending or threatened, which may affect, without limitation, the right of the Optionor to transfer any of the Optioned Shares to any Purchaser under any Sale at law or in equity, or before or by any federal, state, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. In addition, the Optionor is not now aware of any existing ground on which any such action, suit or proceeding might be commenced with any reasonable likelihood of success;

(d) no other person, firm or corporation has any agreement, option or right capable of becoming an agreement for the purchase of any of the Optioned Shares; and

(e) the Optionor is not aware of any fact or circumstance which has not been disclosed to the Optionee which should be disclosed in order to prevent the representations and warranties contained in this section from being misleading or which would likely affect the decision of the Optionee to enter into this Agreement.

3.3 Representations, Warranties and Covenants by each of the Optionor and the Company respecting the Company. In order to induce the Optionee to enter into and consummate this Agreement, each of the Optionor and the Company hereby also represents to, warrants to and covenants with the Optionee, with the intent that the Optionee will also rely thereon in entering into this Agreement and in concluding the transactions contemplated herein, that, to the best of the knowledge, information and belief of each of the Optionor and the Company, after having made due inquiry:

(a) the Company owns and possesses and has good and marketable title to and possession of all of its business assets free and clear of all actual or threatened liens, charges, options, encumbrances, voting agreements, voting trusts, demands, limitations and restrictions of any nature whatsoever;

(b) the Company holds all licenses and permits required for the conduct in the ordinary course of the operations of its business and for the uses to which its business assets have been put and are in good standing, and such conduct and uses are in compliance with all laws, zoning and other by-laws, building and other restrictions, rules, regulations and ordinances applicable to the Company and to its business and assets, and neither the execution and delivery of this Agreement nor the completion of the transactions contemplated hereby will give any person the right to terminate or cancel any said license or permit or affect such compliance;

(c) the presently authorized and issued share capital of the Company is as represented by the Company to the Optionee herein, and there are at present no other shares in the capital of the Company issued or allotted or agreed to be issued or allotted to any person;

(d) the Optioned Shares are validly issued and outstanding and fully paid and non-assessable in the share capital of the Company, and the Optioned Shares are free and clear of all actual or threatened liens, charges, options, encumbrances, voting agreements, voting trusts, demands, limitations and restrictions of any nature whatsoever;

(e) there are no actions, suits, proceedings or investigations (whether or not purportedly against or on behalf of the Optionor or the Company), pending or threatened, which may affect, without limitation, the right of the Optionor to transfer the Optioned Shares to any Purchaser under any Sale at law or in equity, or before or by any federal, state, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. In addition, the Company is not now aware of any existing ground on which any such action, suit or proceeding might be commenced with any reasonable likelihood of success;

(f) up to and including the Closing Date the Company will not make or commit itself, without the prior written consent of the Optionee, to:

(i) redeem or acquire any shares in its share capital;

(ii) declare or pay any dividend;

(iii) make any reduction in or otherwise make any payment on account of its paid-up capital; or

(iv) effect any subdivision, consolidation or reclassification of its share capital;

(g) up to and including the Closing Date the Company will not make or commit itself, without the prior written consent of the Optionee, to provide any person, firm or corporation with any agreement, option or right, consensual or arising by law, present or future, contingent or absolute, or capable of becoming an agreement, option or right:

(i) to require the Company to issue any further or other shares in its share capital, or any other security convertible or exchangeable into shares in its share capital, or to convert or exchange any securities into or for shares in its share capital;

(ii) for the issue and allotment of any of the authorized but unissued shares in its share capital;

(iii) to require the Company to purchase, redeem or otherwise acquire any of the issued and outstanding shares in its share capital; or

(iv) to purchase or otherwise acquire any shares in its share capital;

(h) there are no material liabilities, contingent or otherwise, existing on the Execution Date hereof in respect of which the Company may be liable on or after the completion of the transactions contemplated by this Agreement and any Sale other than:

(i) liabilities disclosed or referred to in this Agreement; and

(ii) liabilities incurred in the ordinary course of business, none of which are materially adverse to the business, operations, affairs or financial condition of the Company;

(i) there is no basis for and there are no actions, suits, judgments, investigations or proceedings outstanding or pending or, to the best of the knowledge, information and belief of each of the Optionor and the Company, after having made due inquiry, threatened against or affecting the Company at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, bureau or agency;

(j) the Company is not in breach of any laws, ordinances, statutes, regulations, by-laws, orders or decrees to which it is subject or which apply to it;

(k) the Company has not experienced, nor is the Company aware of, any occurrence or event which has had, or might reasonably be expected to have, a materially adverse affect on the Company's business or on the results of its operations;

(l) the Company is not, nor until or at the Closing Date will it be, in breach of any provision or condition of, nor has it done or omitted to do anything that, with or without the giving of notice or lapse or both, would constitute a breach of any provision or condition of, or give rise to any right to terminate or cancel or accelerate the maturity of any payment under, any deed of trust, contract, certificate, consent, permit, license or other instrument to which it is a party, by which it is bound or from which it derives benefit, any judgment, decree, order, rule or regulation of any Court or governmental authority to which it is subject, or any statute or regulation applicable to it, to an extent that, in the aggregate, has a material adverse affect on it;

(m) the Optionor and the Company have not retained, employed or introduced any broker, finder or other person who would be entitled to a brokerage commission or finder's fee arising out of any of the transactions contemplated hereby;

(n) all material transactions of the Company and including, without limitation, all directors' and shareholders' resolutions, have been promptly and properly recorded or filed in or with its books and records;

(o) prior to the Subject Removal Date the Company will have obtained all authorizations, approvals, including Regulatory Approval, or waivers that may be necessary or desirable in connection with the transactions contemplated in this Agreement and by any Sale, and other actions by, and have made all filings with, any and all Regulatory Authorities from whom any such authorization, approval or other action is required to be obtained or to be made in connection with the transactions contemplated herein, and all such authorizations, approvals and other actions will be in full force and effect, and all such filings will have been accepted by the Company who will be in compliance with, and have not committed any breach of, any securities laws, regulations or policies of any Regulatory Authority to which the Company may be subject;

(p) the Company has not committed to making and until the Closing Date will not make or commit itself, without the prior written consent of the Optionee, to:

(i) guarantee, or agree to guarantee, any indebtedness or other obligation of any person or corporation; or

(iii) waive or surrender any right of material value;

(q) until the Closing Date the Company will:

(i) maintain its assets in a manner consistent with and in compliance with applicable law; and

(ii) not enter into any material transaction or assume or incur any material liability outside the normal course of its business;

(r) the Optionor and the Company will give to the Optionee, within at least five calendar days prior to the Closing Date, by written notice, particulars of:

(i) each occurrence within the Optionor's or the Company's knowledge after the Execution Date of this Agreement that, if it had occurred before the Execution Date, would have been contrary to any of the Optionor's or the Company's respective representations or warranties contained herein; and

(ii) each occurrence or omission within the Optionor's or the Company's knowledge after the Execution Date that constitutes a breach of any of the Optionor's or the Company's respective covenants contained in this Agreement;

(s) neither this Agreement nor any other document, certificate or statement furnished to the Optionee by or on behalf of the Optionor or the Company in connection with the transactions contemplated hereby knowingly or negligently contains any untrue or incomplete statement of material fact or omits to state a material fact necessary in order to make the statements therein not misleading; and

(t) it is not aware of any fact or circumstance which has not been disclosed to the Optionee which should be disclosed in order to prevent the representations, warranties and covenants contained in this section from being misleading or which would likely affect the decision of the Optionee to enter into this Agreement.

3.5 Continuity of the Representations, Warranties and Covenants by each of the Optionor and the Company. The representations, warranties and covenants by each of the Optionor and the Company contained in this Article "3", or in any certificates or documents delivered pursuant to the provisions of this Agreement or in connection with the transactions contemplated hereby, will be true at and as of the Closing Date as though such representations, warranties and covenants were made at and as of such time. Notwithstanding any investigations or inquiries made by the Optionee or by the Optionee's professional advisors prior to the Closing Date, or the waiver of any condition by the Optionee, the representations, warranties and covenants of each of the Optionor and the Company contained in this Article "3" shall survive the Closing Date and shall continue in full force and effect for a period of 90 calendar days from the Closing Date; provided, however, that the Optionor and the Company shall not be responsible for the breach of any representation, warranty or covenant of either of the Optionor or the Company contained herein caused by any act or omission of the Optionee prior to the Execution Date hereof of which the Optionor and the Company were unaware or as a result of any action taken by the Optionee after the Execution Date. In the event that any of the said representations, warranties or covenants are found by a Court of competent jurisdiction to be incorrect and such incorrectness results in any loss or damage sustained directly or indirectly by the Optionee, then the Optionor and/or the Company, as the case may be, will, in accordance with the provisions of Article "15" hereinbelow, pay the amount of such loss or damage to the Optionee within 30 calendar days of receiving notice of judgment therefor; provided that the Optionee will not be entitled to make any claim unless the loss or damage suffered may exceed the amount of $1,000.

Article 4
WARRANTIES, REPRESENTATIONS AND COVENANTS BY THE OPTIONEE

4.1 Warranties, Representations and Covenants by the Optionee. In order to induce the Optionor and the Company to enter into and consummate this Agreement, the Optionee hereby warrants to, represents to and covenants with each of the Optionor and the Company, with the intent that each of the Optionor and the Company will rely thereon in entering into this Agreement and in concluding the transactions contemplated herein, that, to the best of the knowledge, information and belief of the Optionee, after having made due inquiry:

(a) the Optionee is a corporation duly incorporated under the laws of the Province of British Columbia, is validly existing and is in good standing with respect to all statutory filings required by the Company Act of the Province of British Columbia;

(b) the Optionee's Subsidiaries, if any, are corporations duly incorporated under the laws of their respective jurisdictions of incorporation, are validly existing and are in good standing with respect to all statutory filings required by the applicable corporate laws;

(c) the Optionee and each of the Optionee's Subsidiaries, if any, have the requisite power, authority and capacity to own and use all of their respective business assets and to carry on their respective businesses as presently conducted by them;

(d) the Optionee is qualified to do business in those jurisdictions where it is necessary to fulfill its obligations under this Agreement, and it has the full power and authority to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement and by any Sale;

(e) the execution and delivery of this Agreement and the agreements contemplated hereby has been duly authorized by all necessary corporate action on its part;

(f) except for Regulatory Approval of this Agreement by the appropriate Regulatory Authorities, there are no other consents, approvals or conditions precedent to the performance of this Agreement and any Sale which have not been obtained;

(g) this Agreement constitutes a legal, valid and binding obligation of the Optionee enforceable against the Optionee in accordance with its terms, except as enforcement may be limited by laws of general application affecting the rights of creditors;

(h) no proceedings are pending for, and the Optionee is unaware of, any basis for the institution of any proceedings leading to the dissolution or winding up of the Optionee, or of any of the Optionee's Subsidiaries, if any, or the placing of the Optionee or any of the Optionee's Subsidiaries, if any, in bankruptcy or subject to any other laws governing the affairs of insolvent companies;

(i) the Optionee and each of the Optionee's Subsidiaries, if any, hold all licenses and permits required for the conduct in the ordinary course of the operations of their businesses and for the uses to which their respective business assets have been put and are in good standing, and such conduct and uses are in compliance with all laws, zoning and other by-laws, building and other restrictions, rules, regulations and ordinances applicable to the Optionee, to any of the Optionee's Subsidiaries, if any, and their respective businesses and assets, and neither the execution and delivery of this Agreement nor the completion of the transactions contemplated hereby will give any person the right to terminate or cancel any said license or permit or affect such compliance;

(j) there is no basis for and there are no actions, suits, judgments, investigations or proceedings outstanding or pending or, to the best of the knowledge, information and belief of the Optionee, after making due inquiry, threatened against or affecting the Optionee or any of the Optionee's Subsidiaries, if any, at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, bureau or agency;

(k) the Optionee and each of the Optionee's Subsidiaries, if any, are not in breach of any laws, ordinances, statutes, regulations, by-laws, orders or decrees to which they are subject or which apply to them;

(l) the Optionee and each of the Optionee's Subsidiaries, if any, have not experienced, nor is the Optionee aware of, any occurrence or event which has had, or might reasonably be expected to have, a materially adverse affect on the Optionee's or any of the Optionee's Subsidiaries', if any, respective businesses or on the results of their respective operations;

(m) the Optionee and each of the Optionee's Subsidiaries, if any, are not in breach of any provision or condition of, nor have they done or omitted anything that, with or without the giving of notice or lapse or both, would constitute a breach of any provision or condition of, or give rise to any right to terminate or cancel or accelerate the maturity of any payment under, any deed of trust, contract, certificate, consent, permit, license or other instrument to which either of them is a party, by which either of them is bound or from which either of them derives benefit, any judgment, decree, order, rule or regulation of any Court or governmental authority to which either of them is subject, or any statute or regulation applicable to either of them, to an extent that, in the aggregate, has a material adverse affect on either of them;

(n) prior to the Subject Removal Date the Optionee and each of the Optionee's Subsidiaries, if any, will have obtained all authorizations, approvals, including Regulatory Approval, or waivers that may be necessary or desirable in connection with the transactions contemplated in this Agreement and by any Sale, and other actions by, and have made all filings with, any and all Regulatory Authorities from whom any such authorization, approval or other action is required to be obtained or to be made in connection with the transactions contemplated herein, and all such authorizations, approvals and other actions will be in full force and effect, and all such filings will have been accepted by the Optionee and the Optionee's Subsidiaries, if any, who will be in compliance with, and have not committed any breach of, any securities laws, regulations or policies of any Regulatory Authority to which the Optionee or any of the Optionee's Subsidiaries, if any, may be subject;

(o) the Optionee will give to each of the Optionor and the Company, within at least five calendar days prior to the Closing Date, by written notice, particulars of:

(i) each occurrence within the Optionee's knowledge after the Execution Date of this Agreement that, if it had occurred before the Execution Date, would have been contrary to any of the Optionee's representations or warranties contained herein; and

(ii) each occurrence or omission within the Optionee's knowledge after the Execution Date that constitutes a breach of any of the Optionee's covenants contained in this Agreement;

(p) the making of this Agreement and the completion of the transactions contemplated hereby and the performance of and compliance with the terms hereof does not and will not:

(i) conflict with or result in a breach of or violate any of the terms, conditions or provisions of the incorporation documents of the Optionee or of any of the Optionee's Subsidiaries, if any;

(ii) conflict with or result in a breach of or violate any of the terms, conditions or provisions of any law, judgment, order, injunction, decree, regulation or ruling of any court or governmental authority, domestic or foreign, to which the Optionee or any of the Optionee's Subsidiaries, if any, is subject, or constitute or result in a default under any agreement, contract or commitment to which either the Optionee or any of the Optionee's Subsidiaries, if any, is a party;

(iii) give to any party the right of termination, cancellation or acceleration in or with respect to any agreement, contract or commitment to which either the Optionee or any of the Optionee's Subsidiaries, if any, is a party;

(iv) give to any government or governmental authority, or any municipality or any subdivision thereof, including any governmental department, commission, bureau, board or administration agency, any right of termination, cancellation or suspension of, or constitute a breach of or result in a default under, any permit, license, control or authority issued to the Optionee or to any of the Optionee's Subsidiaries, if any, which is necessary or desirable in connection with the conduct and operations of their respective businesses and the ownership or leasing of their respective business assets; or

(v) constitute a default by the Optionee or any of the Optionee's Subsidiaries, if any, or any event which, with the giving of notice or lapse of time or both, might constitute an event of default, under any agreement, contract, indenture or other instrument relating to any indebtedness of the Optionee or of any of the Optionee's Subsidiaries, if any, which would give any party to that agreement, contract, indenture or other instrument the right to accelerate the maturity for the payment of any amount payable under that agreement, contract, indenture or other instrument;

(q) neither this Agreement nor any other document, certificate or statement furnished to the Optionor and the Company by or on behalf of the Optionee in connection with the transactions contemplated hereby knowingly or negligently contains any untrue or incomplete statement of material fact or omits to state a material fact necessary in order to make the statements therein not misleading; and

(r) it is not aware of any fact or circumstance which has not been disclosed to the Optionor and the Company which should be disclosed in order to prevent the representations, warranties and covenants contained in this section from being misleading or which would likely affect the decision of the Optionor and the Company to enter into this Agreement.

4.2 Continuity of the Representations, Warranties and Covenants by the Optionee. The representations, warranties and covenants of the Optionee contained in this Article "4", or in any certificates or documents delivered pursuant to the provisions of this Agreement or in connection with the transactions contemplated hereby, will be true at and as of the Closing Date as though such representations, warranties and covenants were made at and as of such time. Notwithstanding any investigations or inquiries made by either the Optionor or the Company, or by the Optionor's or the Company's respective professional advisors prior to the Closing Date, or the waiver of any condition by either the Optionor or the Company, the representations, warranties and covenants of the Optionee contained in this Article "4" shall survive the Closing Date and shall continue in full force and effect for a period of 90 calendar days from the Closing Date; provided, however, that the Optionee shall not be responsible for the breach of any representation, warranty or covenant of the Optionee contained herein caused by any act or omission of either the Optionor or the Company prior to the Execution Date hereof of which the Optionee was unaware or as a result of any action taken by either the Optionor or the Company after the Execution Date. In the event that any of the said representations, warranties or covenants are found by a Court of competent jurisdiction to be incorrect and such incorrectness results in any loss or damage sustained directly or indirectly by either the Optionor and/or the Company, then the Optionee will, in accordance with the provisions of Article "15" hereinbelow, pay the amount of such loss or damage to either the Optionor and/or the Company, as the case may be, within 30 calendar days of receiving notice of judgment therefor; provided that the Optionor and the Company will not be entitled to make any claim unless the loss or damage suffered may exceed the amount of $1,000.

Article 5
CONDITIONS PRECEDENT TO CLOSING

5.1 Parties' Conditions Precedent prior to the Closing Date. All of the rights, duties and obligations of each of the Parties hereto under this Agreement are subject to the following conditions precedent for the exclusive benefit of each of the Parties fulfilled in all material aspects in the reasonable opinion of each of the Parties or to be waived by each or any of the Parties, as the case may be, as soon as possible after the Execution Date, however, unless specifically indicated as otherwise, not later than 30 calendar days prior to the Closing Date (such date being the "Subject Removal Date"):

(a) receipt of all necessary approvals, including Regulatory Approval, from the Exchange and all Regulatory Authorities having jurisdiction over the Parties and the transactions contemplated by this Agreement, to the terms and conditions of and the transactions contemplated by this Agreement and by any Sale; and

(b) if required, shareholders of the Optionee passing an ordinary resolution or, where required, a special resolution, approving the terms and conditions of this Agreement and all of the transactions contemplated hereby and by any Sale or, in the alternative, shareholders of the Optionee holding over 50% of the issued shares of the Optionee providing the Exchange with written consent resolutions evidencing their approval to the terms and conditions of this Agreement and all of the transactions contemplated hereby and by any Sale.

5.2 Parties' Waiver of Conditions Precedent. The conditions precedent set forth in section "5.1" hereinabove are for the exclusive benefit of each of the Parties hereto and may be waived by each or any of the Parties in writing and in whole or in part at any time, however, not later than the Subject Removal Date.

5.3 The Optionor's and the Company's Conditions Precedent. The rights, duties and obligations of each of the Optionor and the Company under this Agreement are also subject to the following conditions precedent for the exclusive benefit of each of the Optionor and the Company fulfilled in all material aspects in the reasonable opinion of the Optionor and the Company or to be waived by each or either of the Optionor and the Company as soon as possible after the Execution Date, however, unless specifically indicated as otherwise, not later than five calendar days prior to the Subject Removal Date:

(a) the representations, warranties and the covenants of the Optionee contained herein shall be true and correct as of and on the Subject Removal Date;

(b) the Optionee shall have complied with all warranties, representations, covenants and agreements herein agreed to be performed or caused to be performed by the Optionee on or before the Subject Removal Date; and

(c) the Optionee and each of the Optionee's Subsidiaries, if any, will have obtained all authorizations, approvals, including Regulatory Approval, or waivers that may be necessary or desirable in connection with the transactions contemplated in this Agreement and by any Sale, and other actions by, and have made all filings with, any and all Regulatory Authorities from whom any such authorization, approval or other action is required to be obtained or to be made in connection with the transactions contemplated herein, and all such authorizations, approvals and other actions will be in full force and effect, and all such filings will have been accepted by the Optionee and the Optionee's Subsidiaries, if any, who will be in compliance with, and have not committed any breach of, any securities laws, regulations or policies of any Regulatory Authority to which the Optionee or any of the Optionee's Subsidiaries, if any, may be subject.

5.4 The Optionor's and the Company's Waiver of Conditions Precedent. The conditions precedent set forth in section "5.3" hereinabove are for the exclusive benefit of each of the Optionor and the Company and may be waived by each or either of the Optionor and the Company in writing and in whole or in part at any time after the Execution Date, however, unless specifically indicated as otherwise, not later than five calendar days prior to the Subject Removal Date.

5.5 Optionee's Conditions Precedent prior to the Closing Date. The rights, duties and obligations of the Optionee under this Agreement are also subject to the following conditions precedent for the exclusive benefit of the Optionee fulfilled in all material aspects in the reasonable opinion of the Optionee or to be waived by the Optionee as soon as possible after the Execution Date, however, unless specifically indicated as otherwise, not later than five calendar days prior to the Subject Removal Date:

(a) the completion of negotiations for and the proposed entering into of a formal arrangement with a proposed Purchaser providing for the proposed Sale to such Purchaser of all of the issued and outstanding share capital of the Company on such terms and conditions as may be acceptable to the Optionee in its sole and absolute discretion;

(b) the representations and warranties of each of the Optionor and the Company contained herein shall be true and correct as of and on the Subject Removal Date;

(c) the Optionor and the Company shall have complied with all warranties, representations, covenants and agreements herein agreed to be performed or caused to be performed by the Optionor and the Company on or before the Subject Removal Date;

(d) the Company will have obtained all authorizations, approvals, including Regulatory Approval, or waivers that may be necessary or desirable in connection with the transactions contemplated in this Agreement and by any Sale, and other actions by, and have made all filings with, any and all Regulatory Authorities from whom any such authorization, approval or other action is required to be obtained or to be made in connection with the transactions contemplated herein, and all such authorizations, approvals and other actions will be in full force and effect, and all such filings will have been accepted by the Company who will be in compliance with, and have not committed any breach of, any securities laws, regulations or policies of any Regulatory Authority to which the Company may be subject;

(e) all matters which, in the opinion of counsel for the Optionee, are material in connection with the transactions contemplated by this Agreement shall be subject to the favourable opinion of such counsel, and all relevant records and information shall be supplied to such counsel for that purpose;

(f) no material loss or destruction of or damage to either the Company or to any of the Optioned Shares shall have occurred since the Execution Date;

(g) no action or proceeding at law or in equity shall be pending or threatened by any person, company, firm, governmental authority, regulatory body or agency to enjoin or prohibit:

(i) the purchase or transfer of any of the Optioned Shares contemplated by this Agreement under any Sale or the right of the Optionor to dispose of any of the Optioned Shares under any such Sale; or

(ii) the right of the Company to conduct its operations and carry on, in the normal course, its business and operations as it has carried on in the past;

(h) delivery to the Optionee by the Optionor and the Company, on a confidential basis, of all Optioned Shares' Documentation and including, without limitation,:

(i) a copy of all material contracts, agreements, reports and information of any nature respecting the Company;

(ii) details of any lawsuits, claims or potential claims relating to either of the Company or to any the Optioned Shares of which either the Optionor or the Company is aware and the Optionee is unaware; and

(iii) such other documentation as the Optionee may reasonably require in order to seek and obtain Regulatory Approval for each of the transactions contemplated by this Agreement and by any Sale;

(i) the delivery by the Company to the Optionee of an opinion of the solicitors for the Company, in a form satisfactory to the Optionee's solicitors, acting reasonably, dated as at the date of delivery, to the effect that:

(i) the Company is a corporation duly incorporated under the laws of Poland, is validly existing and is in good standing with respect to all statutory filings required by the applicable corporate laws;

(ii) the number of authorized and issued shares in the share capital of the Company are as warranted by the Company, and all of such issued shares are duly authorized, validly issued and outstanding as fully paid and non-assessable;

(iii) all necessary steps and corporate proceedings have been taken by the Optionor and the Company to permit the Optioned Shares to be duly and validly transferred to and registered in the name of a proposed Purchaser under a proposed Sale as at the Closing Date; and

(iv) as to all other legal matters of a like nature pertaining to the Optionor, the Company, the Optioned Shares and to the transactions contemplated hereby as the Optionee or the Optionee's solicitors may reasonably require; and

(j) the completion by the Optionee and by the Optionee's professional advisors of a thorough due diligence and operations review of both the business and operations of the Company together with the transferability of the Optioned Shares as contemplated by this Agreement, to the sole and absolute satisfaction of the Optionee.

5.6 Optionee's Waiver of Conditions Precedent. The conditions precedent set forth in section "5.5" hereinabove are for the exclusive benefit of the Optionee and may be waived by the Optionee in writing and in whole or in part at any after the Execution Date, however, unless specifically indicated as otherwise, not later than five calendar days prior to the Subject Removal Date.

Article 6
CLOSING AND EVENTS OF CLOSING

6.1 Closing and Closing Date. The closing (the "Closing") of the within Option, together with the corresponding completion of negotiations for and the proposed entering into of a formal arrangement with a proposed Purchaser providing for the proposed Sale to such Purchaser of all of the issued and outstanding share capital of the Company on such terms and conditions as may be acceptable to the Optionee, in its sole and absolute discretion; with any such Sale necessarily providing for the payment and/or issuance of the required Option Price to order and direction of the Optionor within the Option Period and in the manner as set forth in section "2.2" hereinabove; together with all of the transactions contemplated by this Agreement, shall occur on the day which is 10 calendar days following the due and complete exercise of the Option by the Optionee in accordance with section "2.2" hereinabove (the "Closing Date"), or on such earlier or later Closing Date as may be agreed to in advance and in writing by each of the Parties hereto, and will be closed at the offices of a mutually agreeable Escrow Agent at 2:00 p.m. (Vancouver time) on the Closing Date.

6.2 Latest Closing Date. If the Closing Date has not occurred within the earlier of ten years from the Execution Date and two months from the Effective Date this Agreement will be terminated and unenforceable unless the Parties hereto agree in writing to grant an extension of the Closing Date.

6.3 Documents to be delivered by each of the Optionor and the Company prior to the Closing Date. Not later than five calendar days prior to the Closing Date, and in addition to the documentation which is required by the agreements and conditions precedent which are set forth in Articles "2" and "5" hereinabove, the Optionor and the Company shall also execute and deliver, or cause to be delivered, to the Escrow Agent all such other documents, resolutions and instruments as may be necessary, in the opinion of counsel for the Optionee, acting reasonably, to complete all of the transactions contemplated by this Agreement including, without limitation, the necessary transfer of all of the Optioned Shares to a proposed Purchaser under a proposed Sale free and clear of all liens, charges and encumbrances, and in particular including, but not being limited to, the following materials:

(a) all documentation as may be necessary and as may be required by the solicitors for the Optionee, acting reasonably, to ensure that all of the Optioned Shares have been transferred, assigned and are registerable in the name of and for the benefit of the proposed Purchaser under the proposed Sale and under the laws of Poland;

(b) certificates representing the Optioned Shares duly endorsed for transfer to the proposed Purchaser under the proposed Sale together with any necessary deeds, conveyances, bills of sale, assurances, transfers, assignments and consents, including all necessary consents and approvals, and any other documents necessary or reasonably required effectively to transfer the Optioned Shares to the proposed Purchaser under the proposed Sale with a good and marketable title, free and clear of all mortgages, liens, charges, pledges, claims, security interests or encumbrances whatsoever;

(c) a resulting certificate representing all of the Optioned Shares duly registered in the name of the proposed Purchaser under the proposed Sale on the books of the Company;

(d) a certified copy of the resolutions of the directors and/or shareholders of the Company authorizing the transfer by the Optionor to the proposed Purchaser under the proposed Sale of the Optioned Shares in accordance with the terms of this Agreement and such Sale;

(e) all necessary consents and approvals in writing to the completion of the transactions contemplated herein and including, without limitation, Regulatory Approval from all Regulatory Authorities having jurisdiction over the Company;

(f) a certificate of the Optionor and of an officer of the Company, dated as of the Closing Date, acceptable in form to the solicitors for the Optionee, acting reasonably, certifying that the representations, warranties, covenants and agreements of the each of the Optionor and the Company contained in this Agreement are true and correct in all respects as of the Execution Date of this Agreement and will be true and correct as of the Closing Date as if made by the each of the Optionor and the Company on the Closing Date;

(g) an opinion of counsel to the Company, dated as at the Closing Date and addressed to the Optionee and its counsel, in form and substance satisfactory to the Optionee's counsel, acting reasonably, to the effect that:

(i) the Company is a corporation duly incorporated under the laws of Poland, is validly existing and is in good standing with respect to all statutory filings required by the applicable corporate laws;

(ii) the number of authorized and issued shares in the share capital of the Company are as warranted by the Company, and all of such issued shares are duly authorized, validly issued and outstanding as fully paid and non-assessable;

(iii) all necessary steps and corporate proceedings have been taken by the Optionor and the Company to permit the Optioned Shares to be duly and validly transferred to and registered in the name of the proposed Purchaser under the proposed Sale as at the Closing Date; and

(iv) as to all other legal matters of a like nature pertaining to the Optionor, the Company, the Optioned Shares and to the transactions contemplated hereby as the Optionee or the Optionee's solicitors may reasonably require;

(h) any remaining Option Shares' Documentation; and

(i) all such other documents and instruments as the Optionee's solicitors may reasonably require.

6.4 Documents to be delivered by the Optionee prior to the Closing Date. Not later than five calendar days prior to the Closing Date, and in addition to the documentation which is required by the agreements and conditions precedent which are set forth in Articles "2" and "5" hereinabove, the Optionee shall also execute and deliver, or cause to be delivered, to the Escrow Agent all such other documents, resolutions and instruments as are necessary, in the opinion of counsel for the Optionor and the Company, acting reasonably, to complete all of the transactions contemplated by this Agreement and including, without limitation, effectively accepting the transfer to the proposed Purchaser under the proposed Sale of all right, title and interest in and to the Optioned Shares free and clear of all liens, charges and encumbrances, and in particular including, but not being limited to, the following materials:

(a) a Closing agenda;

(b) if required, a certified copy of an ordinary resolution or, where required, a special resolution, of the shareholders of the Optionee approving the terms and conditions of this Agreement and all of the transactions contemplated hereby and by the proposed Sale or, in the alternative, shareholders of the Optionee holding over 50% of the issued shares of the Optionee providing the Exchange with written consent resolutions evidencing their approval to the terms and conditions of this Agreement and the proposed Sale;

(c) a certified copy of the resolutions of the directors of the Optionee providing for the approval of the terms and conditions of this Agreement and all of the transactions contemplated hereby;

(d) all necessary consents and approvals in writing to the completion of the transactions contemplated herein and including, without limitation, Regulatory Approval from all Regulatory Authorities having jurisdiction over the Optionee; and

(e) a certificate of an officer of the Optionee, dated as of the Closing Date, acceptable in form to the solicitors for the Optionor and the Company, acting reasonably, certifying that the representations, warranties, covenants and agreements of the Optionee contained in this Agreement are true and correct in all respects as of the Execution Date of this Agreement and will be true and correct as of the Closing Date as if made by the Optionee on the Closing Date.

Article 7
APPOINTMENT OF ESCROW AGENT AND TRANSFER DOCUMENTS

7.1 Appointment of Escrow Agent. The Parties hereto hereby acknowledge and appoint the Escrow Agent as escrow agent herein, and the Escrow Agent hereby agrees to act as escrow agent in accordance with the terms of this Agreement.

7.2 Escrow of Transfer Documents. Subject to and in accordance with the terms and conditions hereof and the requirements of Articles "2", "5" and "6" hereinabove, and without in any manner limiting the obligations of each of the Parties hereto as contained therein and hereinabove, it is hereby acknowledged and confirmed by the Parties hereto that each of the Parties will execute, deliver, or cause to be delivered, all such documentation as may be required by the requirements of Articles "2", "5" and "6" hereinabove (herein, collectively, the "Transfer Documents") and deposit the same with the Escrow Agent, or with such other mutually agreeable escrow agent, together with a copy of this Agreement, there to be held in escrow for release by the Escrow Agent to the Parties in accordance with the strict terms and provisions of Articles "2", "5" and "6" hereinabove.

7.3 Resignation of Escrow Agent. The Escrow Agent may resign from its duties and responsibilities if it gives each of the Parties hereto three calendar days' written notice in advance. Upon receipt of notice of the Escrow Agent's intention to resign, the Parties shall, within three calendar days, select a replacement escrow agent and jointly advise the Escrow Agent in writing to deliver the Transfer Documents to the replacement escrow agent. If the Parties fail to agree on a replacement escrow agent within three calendar days of such notice, the replacement escrow agent shall be selected by a Judge of the Supreme Court of the Province of British Columbia upon application by any Party hereto. The Escrow Agent shall continue to be bound by this Agreement until the replacement escrow agent has been selected and the Escrow Agent receives and complies with the joint instructions of the Parties to deliver the Transfer Documents to the replacement escrow agent. The Parties agree to enter into an escrow agreement substantially in the same form of this Agreement with the replacement escrow agent.

7.4 Instructions to Escrow Agent. Instructions given to the Escrow Agent pursuant to this Agreement shall be given by duly authorized signatories of the respective Parties hereto.

7.5 No other duties or obligations. The Escrow Agent shall have no duties or obligations other than those specifically set forth in this Article.

7.6 No obligation to take legal action. The Escrow Agent shall not be obligated to take any legal action hereunder which might, in its judgment, involve any expense or liability unless it shall have been furnished with a reasonable indemnity by all of the Parties hereto together with such other third parties as the Escrow Agent may require in its sole and absolute discretion.

7.7 Not bound to any other agreements. The Escrow Agent is not bound in any way by any other contract or agreement between the Parties hereto whether or not it has knowledge thereof or of its terms and conditions and its only duty, liability and responsibility shall be to hold and deal with the Transfer Documents as herein directed.

7.8 Notice. The Escrow Agent shall be entitled to assume that any notice and evidence received by it pursuant to these instructions from anyone has been duly executed by the Party by whom it purports to have been signed and that the text of any notice and evidence is accurate and the truth. The Escrow Agent shall not be obliged to inquire into the sufficiency or authority of the text or any signatures appearing on such notice or evidence.

7.9 Indemnity. The Parties hereto, jointly and severally, covenant and agree to indemnify the Escrow Agent and to hold it harmless against any loss, liability or expense incurred, without negligence or bad faith on its part, arising out of or in connection with the administration of its duties hereunder including, without limitation, the costs and expenses of defending itself against any claim or liability arising therefrom.

7.10 Not required to take any action. In the event of any disagreement between any of the Parties hereto to these instructions or between them or either or any of them and any other person, resulting in adverse claims or demands being made in connection with the Transfer Documents, or in the event that the Escrow Agent should take action hereunder, it may, at its option, refuse to comply with any claims or demands on it, or refuse to take any other action hereunder, so long as such disagreement continues or such doubt exists, and in any such event, it shall not be or become liable in any way or to any person for its failure or refusal to act, and it shall be entitled to continue so to refrain from acting until:

(a) the rights of all Parties shall have been fully and finally adjudicated by a Court of competent jurisdiction; or

(b) all differences shall have been adjusted and all doubt resolved by agreement among all of the interested persons, and it shall have been notified thereof in writing signed by all such persons.

Article 8
DUE DILIGENCE INVESTIGATION

8.1 Due Diligence. Each of the Parties hereto shall forthwith conduct such further due diligence examination of the other Parties hereto as it deems appropriate.

8.2 Confidentiality. Each Party may in a reasonable manner carry out such investigations and due diligence as to the other Parties hereto, at all times subject to the confidentiality provisions of Articles "9" and "10" hereinbelow, as each Party deems necessary. In that regard the Parties agree that each shall have full and complete access to the other Parties' books, records, financial statements and other documents, articles of incorporation, by-laws, minutes of Board of Directors' meetings and its committees, investment agreements, material contracts and as well such other documents and materials as the Parties hereto, or their respective solicitors, may deem reasonable and necessary to conduct an adequate due diligence investigation of each Party, its respective operations and financial condition prior to the Closing.

Article 9
NON-DISCLOSURE

9.1 Non-disclosure. Subject to the provisions of section "9.3" hereinbelow, the Parties hereto, for themselves, their officers, directors, shareholders, consultants, employees and agents, agree that they each will not disseminate or disclose, or knowingly allow, permit or cause others to disseminate or disclose to third parties who are not subject to express or implied covenants of confidentiality, without the other Parties' express written consent, either: (i) the fact or existence of this Agreement or discussions and/or negotiations between them involving, inter alia, possible business transactions; (ii) the possible substance or content of those discussions; (iii) the possible terms and conditions of any proposed transaction; (iv) any statements or representations (whether verbal or written) made by either Party in the course of or in connection with those discussions; or (v) any written material generated by or on behalf of any Party and such contacts, other than such disclosure as may be required under applicable securities legislation or regulations, pursuant to any order of a court or on a "need to know" basis to each of the Parties' respective professional advisors.

9.2 Documentation. Any document or written material generated by either Party hereto in the course of, or in connection with, the due diligence investigations conducted pursuant to this Agreement shall be marked "Confidential" and shall be treated by each Party as a trade secret of the other Parties. Upon termination of this Agreement prior to Closing all copies of any and all documents obtained by any Party from any other Party herein, whether or not marked "Confidential", shall be returned to the other Parties forthwith.

9.3 Public Announcements. Notwithstanding the provisions of this Article, the Parties hereto agree to make such public announcements of this Agreement promptly upon its execution in accordance with the requirements of applicable securities legislation and regulations.

Article 10
PROPRIETARY INFORMATION

10.1 Confidential Information. Each Party hereto acknowledges that any and all information which a Party may obtain from, or have disclosed to it, about the other Parties constitutes valuable trade secrets and proprietary confidential information of the other Parties (collectively, the "Confidential Information"). No such Confidential Information shall be published by any Party without the prior written consent of the other Parties hereto, however, such consent in respect of the reporting of factual data shall not be unreasonably withheld, and shall not be withheld in respect of information required to be publicly disclosed pursuant to applicable securities or corporation laws. Furthermore, each Party hereto undertakes not to disclose the Confidential Information to any third party without the prior written approval of the other Parties and to ensure that any third party to which the Confidential Information is disclosed shall execute an agreement and undertaking on the same terms as contained herein.

10.2 Impact of Breach of Confidentiality. The Parties hereto acknowledge that the Confidential Information is important to the respective businesses of each of the Parties and that, in the event of disclosure of the Confidential Information, except as authorized hereunder, the damage to each of the Parties hereto, or to either of them, may be irreparable. For the purposes of the foregoing sections the Parties recognize and hereby agree that a breach by any of the Parties of any of the covenants therein contained would result in irreparable harm and significant damage to each of the other Parties that would not be adequately compensated for by monetary award. Accordingly, the Parties agree that in the event of any such breach, in addition to being entitled as a matter of right to apply to a Court of competent equitable jurisdiction for relief by way of restraining order, injunction, decree or otherwise as may be appropriate to ensure compliance with the provisions hereof, any such Party will also be liable to the other Parties, as liquidated damages, for an amount equal to the amount received and earned by such Party as a result of and with respect to any such breach. The Parties also acknowledge and agree that if any of the aforesaid restrictions, activities, obligations or periods are considered by a Court of competent jurisdiction as being unreasonable, the Parties agree that said Court shall have authority to limit such restrictions, activities or periods as the Court deems proper in the circumstances. In addition, the Parties further acknowledge and agree that all restrictions or obligations in this Agreement are necessary and fundamental to the protection of the respective businesses of each of the Parties and are reasonable and valid, and all defenses to the strict enforcement thereof by either of the Parties are hereby waived by the other Parties.

Article 11
ASSIGNMENT

11.1 Assignment. Save and except as provided herein, no Party may sell, assign, pledge or mortgage or otherwise encumber all or any part of its interest herein without the prior written consent all of the other Parties; provided that any Party may at anytime at its sole discretion and without the prior approval of the other Parties assign and transfer its interest herein to any wholly owned subsidiary, subject at all times to the requirement that any such subsidiary remain wholly owned by the Party hereto failing which any such interest must be immediately transferred back to such Party hereto; and provided further that any transfer of all or any part of a Party's interest herein to its wholly owned subsidiary shall be accompanied by the written agreement of any such subsidiary to assume the obligations of such Party hereunder and to be bound by the terms and conditions hereof.

Article 12
FORCE MAJEURE

12.1 Events. If any Party hereto is at any time prevented or delayed in complying with any provisions of this Agreement by reason of strikes, walk-outs, labour shortages, power shortages, fires, wars, acts of God, earthquakes, storms, floods, explosions, accidents, protests or demonstrations by environmental lobbyists or native rights groups, delays in transportation, breakdown of machinery, inability to obtain necessary materials in the open market, unavailability of equipment, governmental regulations restricting normal operations, shipping delays or any other reason or reasons beyond the control of that Party, then the time limited for the performance by that Party of its respective obligations hereunder shall be extended by a period of time equal in length to the period of each such prevention or delay.

12.2 Notice. A Party shall, within seven calendar days, give notice to the other Parties of each event of force majeure under section "12.1" hereinabove, and upon cessation of such event shall furnish the other Parties with notice of that event together with particulars of the number of days by which the obligations of that Party hereunder have been extended by virtue of such event of force majeure and all preceding events of force majeure.

Article 13
ARBITRATION

13.1 Matters for Arbitration. The Parties hereto agree that all questions or matters in dispute with respect to this Agreement shall be submitted to arbitration pursuant to the terms hereof.

13.2 Notice. It shall be a condition precedent to the right of any Party to submit any matter to arbitration pursuant to the provisions hereof that any Party intending to refer any matter to arbitration shall have given not less than 10 calendar days' prior written notice of its intention to do so to the other Parties together with particulars of the matter in dispute. On the expiration of such 10 calendar days the Party who gave such notice may proceed to refer the dispute to arbitration as provided in section "13.3" hereinbelow.

13.3 Appointments. The Party desiring arbitration shall appoint one arbitrator, and shall notify the other Parties of such appointment, and the other Parties shall, within 10 calendar days after receiving such notice, appoint an arbitrator, and the two arbitrators so named, before proceeding to act, shall, within 10 calendar days of the appointment of the last appointed arbitrator, unanimously agree on the appointment of a third arbitrator, to act with them and be chairman of the arbitration herein provided for. If the other Parties shall fail to appoint an arbitrator within 10 calendar days after receiving notice of the appointment of the first arbitrator, or if the two arbitrators appointed by the Parties shall be unable to agree on the appointment of the chairman, the chairman shall be appointed under the provisions of the Arbitration Act of the Province of British Columbia (again the "Arbitration Act"). Except as specifically otherwise provided in this section, the arbitration herein provided for shall be conducted in accordance with such Arbitration Act. The chairman, or in the case where only one arbitrator is appointed, the single arbitrator, shall fix a time and place in Vancouver, British Columbia, for the purpose of hearing the evidence and representations of the Parties, and he shall preside over the arbitration and determine all questions of procedure not provided for under such Arbitration Act or this section. After hearing any evidence and representations that the Parties may submit, the single arbitrator, or the arbitrators, as the case may be, shall make an award and reduce the same to writing, and deliver one copy thereof to each of the Parties. The expense of the arbitration shall be paid as specified in the award.

13.4 Award. The Parties hereto agree that the award of a majority of the arbitrators, or in the case of a single arbitrator, of such arbitrator, shall be final and binding upon each of them.

Article 14
DEFAULT AND TERMINATION

14.1 Default. The Parties hereto agree that if any Party hereto is in default with respect to any of the provisions of this Agreement (herein called the "Defaulting Party"), the non-defaulting Parties (herein called, collectively, the "Non-Defaulting Party") shall give notice to the Defaulting Party designating such default, and within 10 calendar days after its receipt of such notice, the Defaulting Party shall either:

(a) cure such default, or commence proceedings to cure such default and prosecute the same to completion without undue delay; or

(b) give the Non-Defaulting Party notice that it denies that such default has occurred and that it is submitting the question to arbitration as herein provided.

14.2 Arbitration. If arbitration is sought, a Party shall not be deemed in default until the matter shall have been determined finally by appropriate arbitration under the provisions of Article "13" hereinabove.

14.3 Curing the Default. If:

(a) the default is not so cured or the Defaulting Party does not commence or diligently proceed to cure the default; or

(b) arbitration is not so sought; or

(c) the Defaulting Party is found in arbitration proceedings to be in default, and fails to cure it within five calendar days after the rendering of the arbitration award,

the Non-Defaulting Party may, by written notice given to the Defaulting Party at any time while the default continues, terminate the interest of the Defaulting Party in and to this Agreement.

14.4 Termination. In addition to the foregoing it is hereby acknowledged and agreed by the Parties hereto that this Agreement will be immediately terminated in the event that:

(a) the Option is terminated in accordance with section "2.3" hereinabove;

(b) either of the Parties hereto has either not satisfied or waived each of their respective conditions precedent prior to the Subject Removal Date in accordance with the provisions of Article "5" hereinabove;

(c) the conditions specified in section "5.1" hereinabove have not been satisfied within nine years and ten months from the Execution Date hereof; or

(d) by agreement in writing by each of the Parties hereto;

and in such event this Agreement will be terminated and be of no further force and effect other than the obligations under Articles "9" and "10" hereinabove.

Article 15
INDEMNIFICATION AND LEGAL PROCEEDINGS

15.1 Indemnification. Each Party hereto agrees to indemnify and save the other Parties, their respective affiliates and their respective directors, officers, employees and agents (collectively, the "Indemnified Parties" and, individually, as an "Indemnified Party") harmless from and against any and all losses, claims, actions, suits, proceedings, damages, liabilities or expenses of whatsoever nature or kind, including any investigation expenses incurred by any Indemnified Party, to which an Indemnified Party may become subject by reason of the terms and conditions of this Agreement. This indemnity will not apply in respect of an Indemnified Party in the event and to the extent that a court of competent jurisdiction in a final judgment shall determine that the Indemnified Party was grossly negligent or guilty of willful misconduct. The Parties hereto agree to waive any right they might have of first requiring the Indemnified Party to proceed against or enforce any other right, power, remedy, security or claim payment from any other person before claiming this indemnity. In case any action is brought against an Indemnified Party in respect of which indemnity may be sought against any Party hereto, the Indemnified Party will give the affected Party prompt written notice of any such action of which the Indemnified Party has knowledge and the affected Party will undertake the investigation and defense thereof on behalf of the Indemnified Party, including the prompt employment of counsel acceptable to the Indemnified Parties affected and the payment of all expenses. Failure by the Indemnified Party to so notify shall not relieve the affected Party of its obligation of indemnification hereunder unless (and only to the extent that) such failure results in a forfeiture by the affected Party of any substantive rights or defenses. No admission of liability and no settlement of any action shall be made without the affected Party's consent and the consent of the Indemnified Parties affected, such consent not to be unreasonable withheld. Notwithstanding that the affected Party will undertake the investigation and defense of any action, an Indemnified Party will have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel will be at the expense of the Indemnified Party unless:

(a) employment of such counsel has been authorized by the affected Party;

(b) the affected Party has not assumed the defense of the action within a reasonable period of time after receiving notice of the action;

(c) the named parties to any such action include that the affected Party and the Indemnified Party shall have been advised by counsel that there may be a conflict of interest between the affected Party and the Indemnified Party; or

(d) there are one or more legal defenses available to the Indemnified Party which are different from or in addition to those available to the affected Party.

If for any reason other than the gross negligence or bad faith of the Indemnified Parties (or any of them) being the primary cause of the loss claim, damage, liability, cost or expense, the foregoing indemnification is unavailable to the Indemnified Parties (or any of them) or insufficient to hold them harmless, the affected Party shall contribute to the amount paid or payable by the Indemnified Parties as a result of any and all such losses, claim, damages or liabilities in such proportion as is appropriate to reflect not only the relative benefits received by the affected Party on the one hand and the Indemnified Parties on the other, but also the relative fault of the Parties and other equitable considerations which may be relevant. Notwithstanding the foregoing, the affected Party shall in any event contribute to the amount paid or payable by the Indemnified Parties as a result of the loss, claim, damage, liability, cost or expense (other than a loss, claim, damage, liability, cost or expenses, the primary cause of which is the gross negligence or bad faith of the Indemnified Parties or any of them), any excess of such amount over the amount of the fees actually received by the Indemnified Parties hereunder.

15.2 Legal Proceedings. The Parties hereto agrees that if:

(a) any legal proceedings shall be brought against either of them by any governmental commission or regulatory authority or any stock exchange; or

(b) an entity having regulatory authority, either domestic or foreign, shall investigate either of them;

and personnel of either Party shall be required to testify in connection therewith or shall be required to respond to procedures designed to discover information regarding the terms and conditions of this Agreement, such Party shall have the right to employ its own counsel in connection therewith and the affected Party will pay to such Party a per diem amount for their services based on its normal hourly or daily rate together with such disbursements and reasonable out-of-pocket expenses as may be incurred in connection therewith, including fees and disbursements of counsel incurred in connection with such testimony or participation.

Article 16
NOTICE

16.1 Notice. Each notice, demand or other communication required or permitted to be given under this Agreement shall be in writing and shall be sent by prepaid registered mail deposited in a Post Office in either North America or Poland addressed to the Party entitled to receive the same, or delivered to such Party, at the address for such Party specified above. The date of receipt of such notice, demand or other communication shall be the date of delivery thereof if delivered, or, if given by registered mail as aforesaid, shall be deemed conclusively to be the third calendar day after the same shall have been so mailed, except in the case of interruption of postal services for any reason whatsoever, in which case the date of receipt shall be the date on which the notice, demand or other communication is actually received by the addressee.

16.2 Change of Address. Either Party may at any time and from time to time notify the other Parties in writing of a change of address and the new address to which notice shall be given to it thereafter until further change.

Article 17
GENERAL PROVISIONS

17.1 Entire Agreement. This Agreement constitutes the entire agreement to date between the Parties hereto and supersedes every previous agreement, communication, expectation, negotiation, representation or understanding, whether oral or written, express or implied, statutory or otherwise, between the Parties hereto with respect to the subject matter of this Agreement.

17.2 Enurement. This Agreement will enure to the benefit of and will be binding upon the Parties hereto, their respective heirs, executors, administrators and assigns.

17.3 Time of the Essence. Time will be of the essence of this Agreement.

17.4 Representation and Costs. It is hereby acknowledged by each of the Parties hereto that, as between the Parties hereto, Devlin Jensen, Barristers and Solicitors, acts solely for the Optionee, and that each of the Optionor and the Company has been advised by each of Devlin Jensen and the Optionee to obtain independent legal advice with respect to its respective review and execution of this Agreement. In addition, it is hereby further acknowledged and agreed by the Parties hereto that each Party to this Agreement will bear and pay its own costs, legal and otherwise, in connection with its respective preparation, review and execution of this Agreement and, in particular, that the costs involved in the preparation of this Agreement, and all documentation necessarily incidental thereto, by Devlin Jensen shall be at the cost of the Optionee.

17.5 Applicable Law. The situs of this Agreement is Vancouver, British Columbia, and for all purposes this Agreement will be governed exclusively by and construed and enforced in accordance with the laws and Courts prevailing in the Province of British Columbia.

17.6 Further Assurances. The Parties hereto hereby, jointly and severally, covenant and agree to forthwith, upon request, execute and deliver, or cause to be executed and delivered, such further and other deeds, documents, assurances and instructions as may be required by the Parties hereto or their respective counsel in order to carry out the true nature and intent of this Agreement and any proposed Sale.

17.7 Currency. Unless otherwise stipulated, all payments required to be made pursuant to the provisions of this Agreement and all money amount references contained herein are in lawful currency of Canada.

17.8 Severability and Construction. Each Article, section, paragraph, term and provision of this Agreement, and any portion thereof, shall be considered severable, and if, for any reason, any portion of this Agreement is determined to be invalid, contrary to or in conflict with any applicable present or future law, rule or regulation in a final unappealable ruling issued by any court, agency or tribunal with valid jurisdiction in a proceeding to any of the Parties hereto is a party, that ruling shall not impair the operation of, or have any other effect upon, such other portions of this Agreement as may remain otherwise intelligible (all of which shall remain binding on the Parties and continue to be given full force and agreement as of the date upon which the ruling becomes final).

17.9 Captions. The captions, section numbers and Article numbers appearing in this Agreement are inserted for convenience of reference only and shall in no way define, limit, construe or describe the scope or intent of this Agreement nor in any way affect this Agreement.

17.10 Counterparts. This Agreement may be signed by the Parties hereto in as many counterparts as may be necessary and, if required, by facsimile, each of which so signed being deemed to be an original, and such counterparts together shall constitute one and the same instrument and notwithstanding the date of execution will be deemed to bear the Execution Date as set forth on the front page of this Agreement.

17.11 No Partnership or Agency. The Parties hereto have not created a partnership and nothing contained in this Agreement shall in any manner whatsoever constitute any Party the partner, agent or legal representative of any other Party, nor create any fiduciary relationship between them for any purpose whatsoever. No Party shall have any authority to act for, or to assume any obligations or responsibility on behalf of, any other party except as may be, from time to time, agreed upon in writing between the Parties or as otherwise expressly provided.

17.12 Consents and Waivers. No consent or waiver expressed or implied by either Party hereto in respect of any breach or default by any other Party in the performance by such other of its obligations hereunder shall:

(a) be valid unless it is in writing and stated to be a consent or waiver pursuant to this section;

(b) be relied upon as a consent to or waiver of any other breach or default of the same or any other obligation;

(c) constitute a general waiver under this Agreement; or

(d) eliminate or modify the need for a specific consent or waiver pursuant to this section in any other or subsequent instance.

IN WITNESS WHEREOF each of the Parties hereto have hereunto set their respective hands and seals in the presence of their duly authorized signatories, as of the Execution Date referenced hereinabove.

SIGNED, SEALED and DELIVERED by
ADAM PIOTR WOJCIK,
the Optionor herein, in the presence of:
/s/ Elzibieta Wojcik
Witness Signature
31-422 Urauos, Strzeluos 17/69
Witness Address
Elzibieta Wojcik
Witness Name and Occupation

/s/ Adam Wojcik
ADAM PIOTR WOJCIK

The CORPORATE SEAL of
TROOPER TECHNOLOGIES INC.,

the Optionee herein, was hereunto affixed
in the presence of:
/s/ Iwona Kozak
Authorized Signatory

The COMMON SEAL of
STREAM COMMUNICATIONS LTD.,
the Company herein, was hereunto affixed
in the presence of:
/s/ Dobroslaw Ploskonka
Authorized Signatory - Dobroslaw Ploskonka
/s/Zbigniew Tragarz
Authorized Signatory - Zbigniew Tragarz